Hull Energy, Inc.
A Nevada Corporation

CORPORATE RESOLUTION AND UNANIMOUS WRITTEN CONSENT OF
THE MAJORITY SHAREHOLDERS OF
HULL ENERGY, INC.

Dated as of December 4, 2012

Pursuant to Nevada General Corporation Law, the undersigned, being the majority voting shareholders of Hull Energy, Inc., a Nevada Corporation (the Corporation), acting in lieu of a meeting, hereby consent to, vote in favor of, adopt and approve the following resolutions:

WHEREAS, the undersigned feel it is in the best interest of the company to acquire the private entity Title King, LLC, and hereby desire to approve the Equity Interest Purchase Agreement between Hull Energy, Inc. and Title King, LLC;

WHEREAS, the Company desires to file all public documents, including a Form 8-K as well as any other required forms with the Securities and Exchange Commission, giving public notice and required disclosure information to shareholders for the acquisition of Title King, LLC;

WHEREAS, the undersigned feel it is in the best interest of the company to file all applicable documents with the State of Nevada, as well as all required documents with the Financial Industry Regulatory Authority (FINRA) in order to effect a 1 for 10 reverse stock split of the companys common stock;

WHEREAS, the undersigned wish to ratify and accept the Board of Directors Resolution dated December 4, 2012, which approved the acquisition of Title King, LLC as well as the 1 for 10 reverse stock split;

NOW, THEREFORE, IT IS RESOLVED, that the terms and provisions of this corporate resolution, and the transactions contemplated thereby, be and they hereby are, acknowledged and approved;

RESOLVED FURTHER, that the undersigned accept the acquisition of Title King, LLC, and further accept the execution of all documents necessary to acquire Title King, LLC, including the Equity Interest Purchase Agreement dated December 4, 2012;

RESOLVED FURTHER, that the undersigned accept the filing of all documents with the State of Nevada as well as FINRA, in order to effect a 1 for 10 reverse stock split;

RESOLVED FURTHER, that the Company shall file, or cause to be filed, a Form 8-K as well as any other required forms with the Securities and Exchange Commission in order to comply with all disclosure regulations as they apply to the acquisition of Title King, LLC as well as the reverse stock split;

RESOLVED FURTHER, that the Board of Directors Resolution dated
December 4, 2012, which approved the acquisition of Title King, LLC as well as the 1 for 100 reverse stock split is hereby accepted by the majority voting shareholder of the Company;

RESOLVED FURTHER, that any officer of the Corporation be, and hereby is, authorized, empowered and directed by and on behalf of the Corporation to execute, deliver and file such other agreements, instruments, certificates or other documents, and to take any further action as any such officer in his/her sole discretion shall deem necessary and appropriate to consummate the transactions contemplated by these resolutions, and

RESOLVED FURTHER, that any and all acts of any officer of the Corporation, in furtherance of the transactions contemplated by the foregoing resolutions taken prior to or after the adoption of these resolutions be, and they hereby are, ratified, confirmed, approved, and adopted.

This corporate resolution shall be filed with the Secretary of the Corporation, who is hereby instructed to insert it in the Minute Book of the proceedings of the stockholders of the Corporation.

IN WITNESS WHEREOF, the Shareholders holding a majority of shares of the Corporation have executed this Corporate Resolution as of the date first written above.




/s/Jeffrey Canouse
Jeffrey Canouse
Majority Shareholder
Holder of 200,000 Class A Preferred Shares
Holder of 1,100,000 Class D Preferred Shares
Holder of 6,000,000 Common Shares



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